Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 33-39647, 33-45167, 33-46719, 33-50944, 33-84362 and 333-208275) on Form S-8 of Trimble Inc. of our report dated June 25, 2020, relating to the statements of net assets available for benefits of Trimble Inc. Savings and Retirement Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental information as of and for the year ended December 31, 2019, appearing in this Annual Report on Form 11-K of Trimble Inc. Savings and Retirement Plan for the year ended December 31, 2019.

/s/ MOSS ADAMS LLP

Campbell, California
June 25, 2020